Exhibit 10.34

November 19, 2004

Mr. C. William Zadel

9 North Bay Road

Osterville, MA 02655

Dear Bill:

You have advised the Board of Directors of Mykrolis Corporation (“Mykrolis”) that you plan to retire as Chief Executive Officer and Chairman of the Board of Directors. The Mykrolis Board of Directors wishes to clarify the timing of your retirement and to assure your successor that you will be available to advise and consult with him as well as with the Board when and as needed. This letter is to specify the terms and conditions surrounding your retirement from those positions and of your continued employment by Mykrolis.

1. Retirement from Current Positions. You will retire as Chief Executive Officer of Mykrolis immediately prior to the election of your successor by the Board of Directors. You will continue to serve as a Class III Director and as Chairman of the Board until December 31, 2004 on which date you will resign from both positions. You agree that, effective January 1, 2005, the Executive Termination Agreement, dated October 19, 2001 and the Indemnification Agreement, dated April 1, 2001, in each case between you and Mykrolis shall terminate and shall be of no further force or effect with respect to periods after that date. You agree to resign from all positions that you hold with Mykrolis subsidiaries.

2. Current Compensation. Your current base salary will continue through December 31, 2004, at which time it will terminate. As an employee at year end, you will be eligible to receive an award under the Mykrolis Incentive Plan (“MIP”) for fiscal year 2004, based on your 2004 compensation in accordance with the terms of the MIP and the discretion of the Board. You will also be eligible under the Mykrolis Savings and Investment Plan to participate in employer matching contributions through December 31, 2004 as well as to share in the allocation of the employer discretionary profit sharing contribution for 2004 in accordance with the terms of that plan.

3. Stock Options. Effective December 31, 2004, you agree to forfeit the options to purchase Mykrolis Common Stock covering an aggregate of 176,603 shares which remain unvested as of that date. You shall retain all options to purchase Mykrolis Common Stock which are vested as of that date. Upon your retirement from employment in the position described in paragraph 4 below at age 62 or greater and 10 years of service, you will be entitled to the special exercise period specified in the grant agreements with respect to your vested options.

4. Continued Employment; Duties. Mykrolis agrees to continue to employ you as C.E.O. Emeritus and you agree to accept this position. In this new position your duties shall be to provide such consultation and advice with respect to past business strategies and future strategic direction of Mykrolis as the Chief Executive Officer and the Chairman of the Board of Directors may, from time to time, direct and to perform such other duties consistent with your status as a former chief executive officer of Mykrolis as either of them may specify. In the performance of your duties hereunder,

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you will report to and will serve under the direction and control of the Chairman of the Board and will be subject to all of the employment policies, rules and regulations of Mykrolis as from time to time in effect. As an employee you agree to comply with the Mykrolis Code of Conduct in the performance of your duties hereunder. You agree to travel to Mykrolis’s headquarters or other location as necessary to perform services hereunder requested by the Chief Executive Officer or the Chairman of the Board. You agree to address matters assigned to you hereunder in the priority with which they are assigned and to submit oral or written reports concerning your work on a routine basis. For the duration of the new employment period specified in paragraph 5 below: (i) your Mykrolis email box and access through the Mykrolis firewall to MYKONLINE™ shall be continued; and (ii) you shall be entitled to continue to use your Mykrolis laptop computer for the performance of your duties for Mykrolis. At the termination of your employment under this Agreement, you agree to return the laptop computer in good condition, normal wear and tear excepted. In addition Mykrolis will provide you with an office in its Billerica Headquarters when and as needed and will hire such assistants as may be necessary and appropriate to support the performance of your duties hereunder. You shall have the right, without affecting your compensation or status as an employee hereunder, to accept employment with any other person or corporation, so long as: (A) such employment does not interfere with the performance of your duties hereunder or otherwise give rise to a conflict of interest; and (B) such employment is not in a business competitive with the business of Mykrolis and will not cause you to violate the provisions of paragraphs 8 or 9 below.

5. New Employment Period. Your employment as C.E.O. Emeritus will commence January 1, 2005 and will continue through April 30, 2006, unless extended by mutual agreement.

6. Compensation in New Position; Expenses. As C.E.O. Emeritus you will be paid a base salary at the rate of Forty Thousand Dollars ($40,000.00) per year, payable bi-weekly. Federal and State taxes will, of course, be withheld from your bi-weekly payments and you will be issued a Form W-2 each year. During your employment hereunder you shall be authorized to incur necessary and reasonable travel and other business expenses in connection with your duties hereunder. Mykrolis shall reimburse you for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with Mykrolis’s travel reimbursement policies as from time to time in effect.

7. Benefits. Through December 31, 2004, you shall continue to be eligible for those benefits provided by Mykrolis to its regular full time employees. From and after January 1, 2005, it is anticipated that you will be a limited part time employee and, as such, not eligible to continue participation in the Mykrolis benefit plans other than at your cost through COBRA. You shall be eligible to continue to participate in the Mykrolis Savings and Investment Plan to the extent that you meet the annual service threshold requirements. Your participation in the Mykrolis Incentive Plan shall be at a 20% level at target performance and shall be prorated in accordance with the procedures applicable to part time employees; as is the case with all senior executive participants, awards to you under the MIP shall be at the discretion of the Mykrolis Board of Directors. To the extent that you meet the eligibility requirements specified in the respective Mykrolis benefit plans, you shall be entitled to participate in those benefit plans on the same basis as other part time employees with comparable hours of work.

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8. Covenant not to Compete. During the employment period specified above, you agree that you will not promote, participate or engage in any business on behalf of any Direct Competitor of Mykrolis, whether you are acting as owner, partner, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, consultant or in any other capacity whatsoever; provided, however, that this will not prevent you from holding for investment up to 1% of any class of stock or other securities quoted or dealt in on a recognized stock exchange. For purposes of this paragraph, a “Direct Competitor of Mykrolis” means any person engaged in the sale of: (i) liquid and gas delivery subsystems, components and consumable products used to measure, deliver, control and purify the process liquids, gases and chemicals, as well as the deionized water and photoresists that are used in the semiconductor manufacturing process; or (ii) other related products, such as flat panel displays, high purity chemicals, photoresists, solar cells, gas lasers, optical and magnetic storage devices and fiber optic cables. You also agree that during the employment period specified above you will not take any action to interfere, directly or indirectly, with the goodwill of Mykrolis, or (iii) induce or attempt to induce any person doing business with Mykrolis to cease doing business with Mykrolis; or (iv) solicit or entice away any director, officer or employee of Mykrolis.

9. Disclosure of Information. You acknowledge that as a result of your employment by Mykrolis, you have been and will continue to make use of, acquire, and/or add to confidential information of special and unique nature and value relating to such matters as Mykrolis’s trade secrets, systems, procedures, manuals, product formulas, cost information and price determination procedures, confidential reports and lists of customers, long and mid range strategic plans, acquisition targets, and other confidential and proprietary information. You hereby covenant and agree that you shall not, at any time during or following the term of your employment by Mykrolis, directly or indirectly, divulge or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to you as a result of your employment by Mykrolis and that you will use such information only for the benefit of Mykrolis in connection with the performance of your duties hereunder.

10. Special Relief. In the event of a breach or threatened breach by you of any of the provisions of Paragraphs 8 or 9, Mykrolis, in addition to and not in limitation of any other rights, remedies, or damages available to it at law or in equity, shall be entitled to preliminary and permanent injunctive relief in order to prevent or to restrain any such breach by you.

11. Termination. Mykrolis shall be entitled to terminate your employment hereunder by written notice in the event of: (i) your death; (ii) the breach by you of any material provision of this agreement; (iii) your willful misconduct in connection with your duties hereunder; (iv) the commission by you of any act of fraud against Mykrolis or your conviction of a felony (other than a felony related to motor vehicle laws). You shall be entitled to terminate your employment hereunder at any time, with or without cause, by written notice to Mykrolis.

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12. Miscellaneous. This Agreement: (i) shall be governed by and construed in accordance with the laws (other than the laws governing conflict of law questions) of the Commonwealth of Massachusetts; (ii) may be amended or modified only by written instrument signed by the party against whom enforcement is sought; (iii) shall be binding upon and inure to the benefit of you, your heirs and distributees, and Mykrolis, its successors and assigns. (iv) sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings; (v) is a contract for personal services and may not be assigned or transferred by you.

Bill, on behalf of the Mykrolis Board of Directors, I would like to thank you for your service to the Board and to Mykrolis. We look forward to working with you in your new position. If the terms and conditions specified in this letter are acceptable to you, kindly countersign the enclosed copy of this letter and deliver it to Mykrolis’s General Counsel, Peter W. Walcott.

Very truly yours,

/s/ Michael P.C. Carns
MICHAEL P.C. CARNS
CHAIRMAN
MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE

Agreed and Accepted:

/s/ C. William Zadel
C. William Zadel

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